UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): October 30, 2003

APPLE HOSPITALITY FIVE, INC.

(Exact name of registrant as specified in its charter)

Virginia	333-100044	76-0713476
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

10 South Third Street, Richmond, VA	23219
(Address of principal executive offices)	(Zip Code)

(804) 344-8121

(Registrant’s telephone number, including area code)

Item 2.	Acquisition or Disposition of Assets

Apple Hospitality Five, Inc. (which is referred to below as the “Company” or as “we,” “us” or “our”) is filing this report pursuant to Item 2 of Form 8-K. This report describes certain acquisitions involving a “significant amount” of assets within the meaning of the General Instructions to Form 8-K. Certain related matters also are reported.

SUMMARY

On October 30, 2003, we closed on the purchase of eight operating hotels for an aggregate gross purchase price of $131,800,000. The effective date of these acquisitions for accounting, rent pro-ration and other purposes was October 11, 2003. The sellers were affiliates of W.I. Realty I, L.P., d/b/a “Western International.” For simplicity, these eight hotels will be referred to below as the “operating hotels.” We also assumed an existing secured loan on one of the operating hotels. Further information about the operating hotels is provided in a following section.

On October 30, 2003, we entered into separate purchase agreements with affiliates of Western International for the purchase of six additional hotels that are currently under various stages of development. We paid an aggregate deposit of $700,000 in connection with these purchase agreements, which provide for an aggregate gross purchase price of $127,700,000. For simplicity, these six hotels will be referred to below as the “development hotels.” Each purchase agreement for a development hotel contains numerous conditions to closing, many of which are currently unsatisfied. Accordingly, there can be no assurance that we will close on the purchase of any of the development hotels.

On October 30, 2003, we received short-term unsecured financing from a commercial bank in the amount of $50 million, which was used for our purchase of the operating hotels. Further information about this financing is provided in a following section.

The balance of the aggregate gross purchase price for the operating hotels and the respective deposits for the development hotels were funded by our ongoing offering of units (with each unit consisting of one Common Share and one Series A Preferred Share). We completed the minimum offering at $10.50 per unit on January 3, 2003. We are continuing the offering at $11 per unit in accordance with our prospectus. As of October 28, 2003, we had sold a total of 30,327,237 units to raise gross proceeds equal to $331,218,655 and proceeds net of selling commissions and marketing expense allowance equal to $298,094,644.

We also used the proceeds of our ongoing best efforts offering to pay 2% of the aggregate gross purchase price for the operating hotels, which equals $2,636,000, as a commission to Apple Suites Realty Group, Inc. This entity is owned by Glade M. Knight, who is one of our directors and our Chief Executive Officer.

ACQUISITIONS AND RELATED MATTERS

Overview

We purchased one of the operating hotels directly and purchased the other operating hotels through our wholly-owned subsidiaries. The operating hotels have been leased by their respective owners to other wholly-owned subsidiaries, as lessees, under separate hotel lease agreements, which are among the contracts described in the next section.

These lessees have entered into separate agreements for the management of the hotels. Three of the operating hotels are managed by Marriott International, Inc. (or an affiliate called Courtyard Management Corporation). The other five operating hotels are managed by Texas Western Management Partners, L.P. (which is an affiliate of the sellers) and are franchised by Marriott International, Inc.

For simplicity, each applicable manager will be referred to below as a “manager.” The following table summarizes the franchises, owners, lessees and managers for the operating hotels (additional hotel information is provided in a following section):

Operating Hotel	Franchise (a)	Owner	Lessee	Manager

Tucson, Arizona	Courtyard by Marriott	Apple Hospitality Five, Inc.	Apple Hospitality Five Management, Inc.	Courtyard Management Corporation

Las Vegas, Nevada	Marriott Suites	AHF Nevada, Inc.	Apple Hospitality Five Management, Inc.	Marriott International, Inc.

Addison, Texas	Courtyard by Marriott	AHF Texas Limited Partnership	AHF Services Limited Partnership	Courtyard Management Corporation

Brownsville, Texas	Residence Inn	AHF Texas Limited Partnership	AHF Services Limited Partnership	Texas Western Management Partners, L.P.

Dallas – Fort Worth, Texas	Residence Inn	AHF Texas Limited Partnership	AHF Services Limited Partnership	Texas Western Management Partners, L.P.

Dallas – Park Central, Texas	Residence Inn	AHF Texas Limited Partnership	AHF Services Limited Partnership	Texas Western Management Partners, L.P.

Harlingen, Texas	Courtyard by Marriott	AHF Harlingen Limited Partnership	AHF Services II Limited Partnership	Texas Western Management Partners, L.P.

Houston, Texas	Courtyard by Marriott	AHF Texas Limited Partnership	AHF Services Limited Partnership	Texas Western Management Partners, L.P.

Note for Table:

(a)	Trademarked (symbol omitted above). The Residence Inn®, Courtyard® and Marriott Suites® trademarks are the property of Marriott International, Inc. or one of its affiliates.

Neither the sellers nor the managers are related to or affiliated with us, except through their respective management, franchise and related agreements. No manager or any hotel management or licensing corporation (including Marriott International, Inc. and Texas Western Management Partners, L.P.) or any of their affiliates will be deemed an issuer, obligor, sponsor or guarantor in respect of any securities described in our prospectus, nor will they have any responsibility or liability for any statement or omission in our prospectus or for such securities.

Assumption of Secured Loan

We assumed an existing loan in connection with our purchase of the operating hotel in Harlingen, Texas. The loan was made in the original principal amount of $4,850,000 and is secured by a first mortgage on the hotel. The loan matures on June 1, 2011. As of October 30, 2003, the outstanding principal balance for this loan was $4,720,016. The annual interest rate is 8.5% and payments of principal and interest are due in monthly installments. The amount due each month is $39,053.52. The loan is amortized for a period of twenty-five years and a balloon payment in the amount of $4,063,597 is due on June 1, 2011. At the request of the lender, we formed new subsidiaries to serve as the owner and lessee for this hotel, and caused these subsidiaries to be “special purpose entities.” To qualify as special purpose entities, these subsidiaries have organizational documents that impose certain requirements on them while the loan is outstanding. In particular, these subsidiaries must maintain separate legal identities and must limit their activities to dealing with the hotel that secures the loan.

Short-Term Financing

We received short-term unsecured financing from a commercial bank in the amount of $50 million to fund a portion of the aggregate gross purchase price for the operating hotels. This financing is evidenced by our promissory note and is governed by a loan agreement. Two of our wholly-owned subsidiaries, AHF Nevada, Inc. and AHF Texas Limited Partnership (which collectively own six of the operating hotels), have guaranteed the repayment of this loan. The loan matures on December 31, 2003. The applicable interest rate is equal to LIBOR (the London Interbank Offered Rate) plus 2.5%. Payments of interest only are due monthly.

We are required to make mandatory prepayments of principal to the extent that we receive proceeds from our ongoing best-efforts offering of units. There can be no assurance that such proceeds will be sufficient to repay the principal amount of the loan by its maturity date. If such proceeds are not sufficient for that purpose, we may seek to refinance the loan. A refinancing, if any, may involve materially different terms and conditions, which may affect the interest rate, payment schedule or unsecured nature of the loan.

SUMMARY OF CONTRACTS

Hotel Lease Agreements

Our wholly-owned subsidiaries are serving as the lessees of the operating hotels under separate and substantially identical hotel lease agreements. For simplicity, each lease agreement will be referred to below as a “lease.” Each lease provides for an initial term of 10 years. Each lessee has the option to extend the lease term for two additional five-year periods, provided it is not in default at the end of the prior term or at the time the option is exercised. Each lease provides for the payment of an annual base rent, a quarterly percentage rent and a quarterly sundry rent.

The annual base rents and lease commencement dates for the operating hotels are shown below:

Operating Hotel	Annual Base Rent	Date of Lease Commencement

Tucson, Arizona	$1,288,000	October 11, 2003
Las Vegas, Nevada	3,511,763	October 11, 2003
Addison, Texas	1,266,509	October 11, 2003
Brownsville, Texas	366,127	October 11, 2003
Dallas – Fort Worth, Texas	302,047	October 11, 2003
Dallas – Park Central, Texas	771,773	October 11, 2003
Harlingen, Texas	735,628	October 11, 2003
Houston, Texas	408,961	October 11, 2003

The annual base rent is payable in advance in equal monthly installments and will be adjusted each year in proportion to the Consumer Price Index (based on the U.S. City Average). The quarterly percentage rent depends on a formula that compares fixed “suite revenue breakpoints” with a portion of “suite revenue,” which is equal to gross revenue from suite rentals less sales and room taxes, credit card fees and sundry rent (as described below). The suite revenue breakpoints will be adjusted each year in proportion to the Consumer Price Index (based on the U.S. City Average). Specifically, the percentage rent is equal to the sum of (a) 17% of all year-to-date suite revenue, up to the applicable suite revenue breakpoint; plus (b) 55% of the year-to-date suite revenue in excess of the applicable suite revenue breakpoint, as reduced by base rent and the percentage rent paid year to date. The quarterly sundry rent equals 55% of all sundry revenue, which consists of revenue other than suite revenue, less the amount of sundry rent paid year-to-date.

Management and Franchise Agreements

The operating hotels are being managed by the applicable manager under separate management agreements. In addition, with regard to the five operating hotels managed by Texas Western Management Partners, L.P., the franchises are established by separate franchise agreements with Marriott International, Inc. for each such hotel. The managers are responsible for managing and supervising the daily operations of the hotels and for collecting rents for the benefit of the applicable lessee. The fees and other terms of these agreements are the result of commercial negotiations between otherwise unrelated parties, and we believe that such fees and terms are appropriate for the operating hotels and the markets in which they operate.

Other Agreements

In separate owner agreements regarding each operating hotel, the applicable manager granted its consent to the lease for the hotel. In return, we agreed to guarantee the performance of the obligations, including monetary obligations, of the lessee under the applicable management agreement. In addition, with regard to the one Marriott Suites and four Courtyards by Marriott operating hotels covered by franchise agreements with Marriott International, Inc., we have entered into separate and substantially similar guarantees in which we guarantee the payment and performance of the applicable lessee under the franchise agreements.

OUR PROPERTIES

The operating hotels typically offer one and two room suites with the amenities generally offered by upscale extended-stay hotels. They are located in developed or developing areas and in competitive markets. We believe the operating hotels are well-positioned to compete in their respective markets based on location, amenities, rate structure and franchise affiliation.

In the opinion of management, the operating hotels are adequately covered by insurance. Further information about the operating hotels is presented in the table below:

Table 1. General Information

Location of Hotel	Franchise (a)	Effective Date of Purchase (b)		Gross Purchase Price	Number of Suites	Average Daily Rate (Price) per Suite (c)
Tucson, Arizona	Courtyard by Marriott	October 11, 2003		$12,500,000	153	99 –129
Las Vegas, Nevada	Marriott Suites	October 11, 2003		42,500,000	278	139 –169
Addison, Texas	Courtyard by Marriott	October 11, 2003		15,600,000	176	99 – 129
Brownsville, Texas	Residence Inn	October 11, 2003		11,300,000	102	124 –154
Dallas – Fort Worth, Texas	Residence Inn	October 11, 2003		11,000,000	100	79 – 110
Dallas – Park Central, Texas	Residence Inn	October 11, 2003		13,900,000	139	99 – 129
Harlingen, Texas	Courtyard by Marriott	October 11, 2003	(d)	10,000,000	114	109 –139
Houston, Texas	Courtyard by Marriott	October 11, 2003		15,000,000	153	115 –159

TOTAL				$131,800,000	1,215

Notes for Table 1:

(a)	Trademarked (symbol omitted above). The Residence Inn®, Courtyard® and Marriott Suites® trademarks are the property of Marriott International, Inc. or one of its affiliates.
(b)	Effective date of purchase for accounting, rent pro-ration and other purposes differs from date when purchase price was paid.
(c)	Amounts shown exclude discounts that may be offered to corporate and frequent customers.
(d)	The $10,000,000 gross purchase price of this property includes the assumption of an existing loan with an outstanding balance of $4.7 million. See “Assumption of Secured Loan.”

Item 7.	Financial Statements and Exhibits

(Any required financial statements will be filed by amendment within the required period.)

a.	Financial Statements of Businesses Acquired

b.	Pro Forma Financial Information

c.	Exhibits

None.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Apple Hospitality Five, Inc.

By:	/s/ Glade M. Knight

Glade M. Knight, President

November 13, 2003